Exhibit 99.2

CASCADE CORPORATION, #11117819

Second Quarter Fiscal Year 2009 Earnings Conference

Chairperson: Robert Warren

September 4, 2008, 2:00 p.m., PT

Operator

Good afternoon ladies and gentlemen. Thank you for standing by and welcome to the Cascade Corporation Second Quarter Fiscal Year 2009 Earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, September 4, 2008.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

R. Warren	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 2,400 employees working in 29 facilities in 16 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position and deposit various types of loads. A smaller portion of our products are for construction vehicles such as excavators and wheel loaders.

Approximately 55% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand, Caterpillar and Nissan.

Joe will now give you an overview of the second quarter.

J. Pointer

Thank you Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements including statements about our anticipated revenue, costs, earnings and cash flows are subject to a number of risks and uncertainties that could cause our actual future results to differ materially.

Additional information regarding these risks and uncertainties are described in our reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release updates to any comments made in this call or reflect any changes in business conditions.

I’d would now like to give a brief overview of our consolidated second quarter results. Please note that all percentage comparisons to the prior year exclude the impact of foreign currency changes.

Net income for the second quarter was $10.5 million or $0.94 per share compared to $15.1 million or $1.21 per share in the prior year.

Consolidated net sales were $150 million in the second quarter which, after currency changes, reflects a 1% decrease in net sales. This decrease is due to lower sales volume in North America and Europe.

The gross profit percentage for the second quarter was 28% versus 32% a year ago. The second quarter gross profit percentage was consistent with the first quarter of this year. The biggest factor continuing to impact our lower gross profit margin percentages is higher material costs. We will discuss this in more detail later in the call.

SG&A expenses increased 1% due to costs to support our expanded Chinese operations and higher marketing costs in Europe.

Our effective tax rate of 38% in the current quarter increased from 33% for fiscal 2008. This increase was primarily related to an increase in valuation allowances for losses in Europe, in particular in The Netherlands and Germany.

I’d now like to spend a few minutes discussing our operating results on a geographic basis.

Sales in North America decreased 7% compared to the prior year. The decrease was primarily due to the general slowdown in both the lift truck and construction markets.

The gross profit percentage in North America decreased 4% in the current year due to higher material costs, lower sales volumes and changes in product mix.

SG&A costs in North America decreased 8% compared with the prior year due to a reduction in personnel, consulting and other general costs.

Turning to Europe, net sales decreased 1%. Given current industry statistics, we may have lost some market share in Europe. Delivery delays also factored into our lower sales. Europe’s gross profit percentage decreased 2% in the current year primarily due to material price increases, higher personnel costs and other general costs. Bob will discuss later the current status of our restructuring efforts in Europe. SG&A costs in Europe increased 10% due to higher marketing and reorganization costs.

In the Asia Pacific region, net sales increased to 18% due to higher shipment volumes as a result of strong lift truck markets and the distribution of a wider selection of products from China for sale in this region.

Gross profit of 24% in the second quarter was consistent with the prior year. While increasing material costs have impacted this region, we have been able to mitigate any increases with sourcing of product from other Cascade locations. SG&A costs in the Asia Pacific region increased 8% due to higher personnel and selling costs.

In China our net sales increased 18% as a result of the growth in the lift truck industry and our capacity expansion in China. While we believe we have maintained our market share, we are continuing to see increased competition from Chinese lift truck attachment companies.

Our gross profit percentage in China was down 3% from the prior year. This decrease was due to material price increases, changes in product mix and higher intercompany transfers which carry lower margins.

SG&A in China increased 33% due to consulting and other additional costs to support our expanded Chinese operations.

On our balance sheet, both our cash and debt balances increased at July 31, 2008 compared to year end. The increase in our debt balance is primarily to fund additional inventory purchases. It is our intent going forward to use available cash to pay down long term debt.

As of July 31, 2008, our inventory balance was $101 million which is a $16 million increase or 18% over the last 6 months. This change is due to several factors with just over half the increase due to rising material costs and foreign currency changes. The biggest component of the remaining increase is a build-up of raw materials, primarily steel, to take advantage of large volume purchases in advance of announced price increases.

With these advanced purchases we have deferred for a short period, measured in months, the full impact of certain material cost increases. This will allow us additional time to implement price increases and evaluate other alternatives. Absent these purchases, we would have seen further deterioration in our margins in the second quarter. Until we see the stabilization of material prices, we will continue to evaluate the need for these types of purchases. We are continuing to implement various global initiatives to reduce inventory levels where appropriate.

Capital expenditures were $6 million and depreciation expense was $4 million for the second quarter. We anticipate capital expenditures and depreciation expense for the remainder of fiscal 2009 each to be approximately $8 million.

I would now like to turn the call over to Bob for a discussion of the lift truck market and some other general comments.

R. Warren

Thank you Joe. I’d first like to provide a brief overview of the lift truck market which is the only direct economic indicator we have available for our markets. While this does not correlate exactly with our business levels since various end markets use our products to differing degrees, it does give us some indication of short-term future trends. Our website contains a summary of industry statistics by region.

North American lift truck shipments decreased 13% during the second quarter. We expect the North American lift truck market for the next quarter to be flat or similar to the second quarter.

Lift truck industry shipments in the European market were up 14% in the second quarter. We expect Europe’s shipment levels in the third quarter to be similar or down slightly from the second quarter.

Lift truck shipments in the Asia Pacific region were up 10% in the second quarter. We expect the growth rate to be consistent with those levels during the third quarter.

Shipments for China’s lift truck market were up 19% in the second quarter. Third quarter shipment levels are expected to grow at the same rate as the second quarter.

I’d now like to spend a few minutes discussing our European reorganization and a couple of other topics.

The reorganization of our entire European business is continuing. The steps to reduce our workforce in El Almere, The Netherlands, and to transfer production of certain products to Verona, Italy, have been completed. Year-to-date we have incurred reorganization costs of $510,000 including $135,000 during the second quarter.

We are still evaluating other operational and reorganization changes, some of which may be significant and involve the downsizing or closing of other facilities. At the present time I can’t provide any other details on these plans. I don’t anticipate any significant improvement in our European results in the last 6 months of this year in comparison to the first 6 months.

As Joe noted earlier, our gross margins in most regions are down from comparable periods last year due primarily to increasing material prices. I stated in our prior calls that our goal was to get gross margins back to levels experienced in fiscal 2008 with operational efficiencies, alternative materials and product sourcing and customer price increases. To date we haven’t reached that goal. We anticipate seeing some further erosion in our margins in the last 6 months of the year as we have found that implementing price increases in certain markets and to certain customers has taken longer than we originally anticipated.

We do have various price increases scheduled for the latter half of the year. These increases are up to 20% for certain products in certain areas but generally fall in the range of 5% to 10%.

With regard to material costs, we have yet to see any consistent leveling off of steel prices. In certain markets, such as China, we seem to be seeing some flattening of prices. In other markets such as North America, additional increases have been announced by certain suppliers in the second half of the year. The remaining 6 months of the year may provide us with better visibility of the trends we can expect into next year.

In summary, midway through the year we are facing challenging markets in all regions. Our top priority is increasing our gross margins. Additional reorganization steps for Europe are being considered but not yet finalized. SG&A costs should remain consistent through the remainder of the year. Our tax rate will likely be slightly higher than historical levels due to continuing operating losses in Europe.

This concludes my prepared remarks and we are now ready to open the call to your questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we would like to begin the question and answer session. [Instructions provided to ask questions.]

Our first question comes from the line of Arnie Ursaner with CJS Securities. Please go ahead.

A. Ursaner	Good afternoon. Can you be a little more specific on your tax rate guidance for the rest of the year, please?

B. Warren	Joe, do you want to try to?

J. Pointer	I’d say we’ve probably been at the 34-35%. We probably are looking at another increase of about 1%, best estimate.

A. Ursaner

The second question I have is I think you were supposed to put in some pretty sizeable price increases, maybe 8% or so in Q2. Did you in fact put those through and was there some kind of lag that may have impacted margins on that?

R. Warren

We’re getting some lag Arnie and also the realization of getting all of those in place have been slow in coming particularly in Europe where we have, as we pointed out, about 45% of our total volume comes from OEMs and there’s lots of discussion and there’s some contracts in place that are precluding us from getting some of those increases.

A. Ursaner

I’m sure there are many of us with questions, but one more if I could. You mentioned, I think in your prepared remarks, Bob you don’t expect improvement in Europe in the second 6 months. I’m trying to be sure I understand this. You hopefully may take some substantial actions to lower costs or improve your position within Europe. You’re spending more on marketing which you spoke about this quarter.

Is your view that you don’t expect any improvement in the second 6 months before or after the impact of some of these actions you may take?

R. Warren

We believe it’s a combination of both the timing of the increases, Arnie, and we are getting improvement as we make the steps let’s say in Holland and the move to Verona, but we’re still dealing with the higher material costs that haven’t gotten the price realization yet so it’s balancing out. We do believe we’re going to get to our return for our reorganization next year.

A. Ursaner	But you are expecting losses to continue in the magnitude we’ve seen in the first half?

R. Warren	That’s what it appears right now. That’s correct.

A. Ursaner	Even after taking the actions that are likely to occur?

R. Warren	And there’s more actions that are taking place in the third and fourth quarters on pricing as well which will help but we’re still expecting the same results.

A. Ursaner	Thank you very much.

Operator	Our next question is from James Bank from Sidoti and Company. Please go ahead.

J. Bank	Good afternoon. The $1.1 million gain that you mentioned in the North American segment, is that in the reported net income you gave us?

J. Pointer	Yeah, that was from last year.

J. Bank	Oh, that was year-over-year, okay.

J. Pointer	Those are last year’s.

J. Bank

Just kind of bouncing off what Arnie was saying in terms of Europe. Is there any timeframe where you might see a bit of success? I understand that you might take more of a weighty issue in terms of rather than letting people go, taking things from Amsterdam, bringing them down to Verona. At what point are we going to see some heavy restructuring where we can see some success in that area and then at what time would we be able to see that? If it’s not next year then maybe the year after? If you could just give me a better sense of a timeframe for that.

R. Warren	I believe you’re going to see more announced changes in the third and fourth quarter and we should see the improvement in our operating results next year.

J. Bank	Fair enough. That’s actually all I have. The other questions were answered. Thank you.

Operator	Our next question comes from the line of Frank Magdlen from The Robins Group. Please go ahead.

F. Magdlen	Good afternoon.

R. Warren	Good afternoon Frank.

F. Magdlen

Can you give us a little better insight into the price increases year-over-year since we’re trying to model in and trying to get a feel for where you are on the curve in trying to get these implemented?

R. Pointer	They’re so varied. I guess we’re talking the initial, we’re probably on a homogenized basis for all markets on a consolidated Boy, I even looked at that.

R. Warren

I don’t know how to model the answer for you, Frank. We’ve got them going in every part of the enterprise at varying levels for different types of businesses but there are more coming in the second half. I don’t know how to answer that accurately. Seven to 8 was or what we originally I think probably on a homogenized basis saw and it clearly wasn’t enough. As we were putting some in first quarter we’re still receiving substantial increases going into the second quarter and we’re trying to make that up again.

F. Magdlen	Let’s try it this way. What would you actually need year-over-year in the third and fourth quarter to get back to your targeted margins?

A. Anderson	I can do that quick. On a pure homogenized Joe, why don’t you answer that.

J. Pointer	We’ll get back to you on that with just a real rough idea but go to the next question.

F. Magdlen	Okay, then just if you had any comments on how the construction attachment market is. Is that in worse shape, as I expect, than just the lift truck market in North America?

R. Warren

It’s dropped in half, Frank, the market. Our sales have tracked the industry prime mover market excavators and wheel loaders and it’s dismal out there right now. We’re scrambling to get every business we can through the door while still looking for opportunity to expand our presence in that market.

F. Magdlen	Would it be fair to say the dealers have worked off their inventories?

R. Warren	They are completely working through their inventory and now we’re supplying on a very short lead time for every opportunity we can get on their contracts.

F. Magdlen	They’re learning to live with the short lead times which I think was the material difference between the lift truck market and the construction attachment market when you acquired them?

R. Warren

That is correct. They’re very unwilling to take on inventory at this time. They’ve moved through a lot of their inventory but the industry as a whole had tremendous inventory at the dealer level of attachments and traditionally that was true. But the sales we get right now are based on extremely short lead times that we’re structured to take right now.

F. Magdlen	One last question. What were the delivery delays in Europe?

R. Warren	It primarily dealt with a new product introduction that we had a sourcing problem with a prime component at casting and it’s held up a significant amount of orders in the second quarter.

F. Magdlen	So will those all come through in the third quarter?

R. Warren	Yes.

F. Magdlen	So they weren’t lost. They were pushed out and we can expect them in the third quarter?

R. Warren	That is correct.

F. Magdlen	Are you willing to quantify what significant is?

R. Warren	It was over a million dollars in sales.

F. Magdlen	Alright. Then if Joe can maybe later in the call give us or if he has his idea on the price increases.

J. Pointer

Yes. If you basically just held every other variable constant, it would take about a 5% increase across the board to get us back to similar margins and I think that was factored in the comment about the fact with prices going up, with prices going up in the third and fourth quarter, that the increases are anywhere from the range of 5 to 10% and you’re not going to get all those but if you get the majority of them, that was the ultimate goal. That gives you a little bit better perspective.

F. Magdlen	Thank you.

R. Warren	Thanks Frank.

Operator	Our next question comes from the line of Joe Giamichael from Rodman & Renshaw. Please go ahead.

J. Giamichael

Thank you gentlemen. Only a couple quick questions here. Not to beat a dead horse on Europe, but losing share there shouldn’t be a huge surprise given the moving parts of the rationalization and your changing presence. In your opinion, do you think that’s a fair basis by which you’re losing share to your competitors or is this becoming a price game, a weakening of the brand? What are your thoughts as to the loss of share?

R. Warren

I think we were surprised We put that in because we don’t have a better excuse for this. It’s hard to believe that we have lost that much market share. There was a softening in Western Europe and a big increase still going on in Eastern Europe where the application rate is lower so I’m not sure it’s a direct correlation but there might have been some slippage. We know just on shipments that that delay of the new single double shipment hurt us as far as a comparison, but from some preliminary numbers we’ve seen from one of our prime competitors, it appears that they didn’t see that increase. We have to assume that maybe there was some slippage.

J. Giamichael	Got it. Okay. Last question. China looks like it may be slowing down a bit. Shipments are exceeding bookings according to what you guys have posted regarding the telegraphic reports. Can you speak to any rationale as to what you’re seeing or would you view the ordering behavior as a post-Olympic hangover?

R. Warren

They don’t like it discussed that way but it appears that there is some slowing down in the industry. Some experts talk about the government clamping down on some of the credit hoping to dampen it down. The industry leaders for the Chinese lift truck market are still optimistic they’re going to have reasonable growth through the balance of the next two quarters and into next year.

J. Giamichael	Have you tried to quantify what you think the total market opportunity is in China or is that changing day by day?

R. Warren

It grew at such exponential rates for 3 years and nobody’s been willing to quantify where they think they are going to go right now. But I think their growth rate should drop off from where it had been for a period of time, over 30%, certainly down into where they are right now at the mid-teens or high teens, they could get down to 12%.

It really has more to do what’s going to happen with more consumer goods. Will there be other types of attachments? Most of our attachments are still at the pulp and paper industry, textiles, tobacco, large bail, less consumer driven type attachments so the application rate is not as high as you’d see in North America and Europe.

J. Giamichael

Ultimately they wouldn’t necessarily be the same size market. Just one last question and I apologize because I think I did miss the beginning of the Q&A. If we were to adjust our tax rate to the effective rate for the quarter, you would have been essentially in line with our estimates. Going forward, and I’m sure you made comments and I’m sure people have asked about the tax rate going forward. Did you say anything in reference to that?

J. Pointer	I think we said that historically we’ve been in the 34-35% range, that it was probably going to be bumped up about a percent from there.

J. Giamichael	Got it. Thank you very much.

R. Warren	Thanks, Joe.

Operator	Thank you. Our next question comes from the line of J.B. Groh from DA Davidson. Please go ahead.

J.B. Groh	Actually, guys, my question’s been asked and answered. Thank you.

Operator	Thank you very much, sir.

R. Warren	Thanks, J.B.

Operator	Our next question is a follow up from Arnie Ursaner with CJS Securities. Please go ahead.

A. Ursaner	A couple of follow ups. One, the million dollar sales that was impacted by delivery delays, I don’t think you told us what area or section that was from or what caused that.

R. Warren

It was in Europe and we had the same difficulties in the U.S. It was from a casting from a source that had constraints in getting those casting sets to us and it was from our new product offering on a single double pallet handler which has been quite successful in our marketing effort in Europe.

A. Ursaner

And I don’t think, Bob, you spoke at all about the status of the acceptance of the forks you’ve had in Europe with the customer there that had some quality issues that you spoke about at great length last quarter. Can you freshen it up a little bit?

R. Warren

We have been working our way through those approval processes. I elected to talk about it as being a quality issue inasmuch as we believe we satisfy an ISO lifetime cycle testing. It has been an engineering standard that we have had difficulty in passing with our new plant in China. We are now up to 65% of our sections being approved and are working on the last ones. But we’re definitely getting through to the back end of that problem.

A. Ursaner

Going to severance or one-time expenses, last quarter it was pretty significant. I think you said in the prepared remarks it was only $135,000 this quarter. I think on the last call the expectation was that it could be as much as $500 or $700,000. Is it fair to say this may just be timing that’s affecting when some of these actions are being taken?

R. Warren

That is correct. It’s difficult, as you might know, in creating long term layoffs, particularly even with temporary employees in Europe. I think as we’re looking at our further reorganization changes in some other facilities, we’re dealing with long term employees or full contract employees, the cost will go up quite a bit, Arnie.

A. Ursaner

Can you quantify or attempt to quantify the cost of the consulting expense you incurred in China, because your G&A grew much faster than revenues? Perhaps quantify the consulting fees and what you hope to accomplish with them.

R. Warren	It was around some of our tax work actually. I believe that we will not see as heavy it was pretty much a one-time pick up on that.

J. Pointer	Order of magnitude, Arnie, probably a couple hundred thousand dollars in relation to China’s SG&A that should not be recurring.

A. Ursaner

Got it. Final question relates to kind of the outlook in inventories. We’ve seen dramatic expectations, if you will, as the price of steel is about to correct materially and you built up quite a bit of inventory in Q2. How are you thinking about managing your inventory on a go-forward basis?

R. Warren

We’re trying to as much as possible target any large buys right now and discuss the advantage we get with those. There are targets set for each of the operations on their inventory and how they’re going to reduce that inventory. Given some of the material price increases on steel which is almost entirely what we’re dealing with, it was hard not to try to take advantage with some of these buying opportunities but clearly all that buys us is a certain amount of time to ensure we get these price increases that cover most of this. Because through rationalization or our cost reduction efforts, we can’t cover the percent increase that steel has gone, in some cases over 100%.

A. Anderson

We estimate, Arnie, that we probably would have had a deterioration of just very roughly estimated between 100 and 150 basis points further in our gross margin had we not hedged it out with these forward buys but we have essentially stopped the excess forward buying at the moment. As you walk down the compared to say January, the additional raw material purchases are probably close to $6 or $7 million of that easily that we’ll start backing out excess raw material purchases. Foreign currency, there was another couple million of foreign currency impact.

Just in terms of the value of the inventory itself, not the volume of steel, probably close to another $7 million relative to the value. But we are moving each of the plants to targeted we’re taking much closer central control out of the corporate office and moving to targeted rates, turn rates.

A. Ursaner

Another question if I can. Your sales, I’m trying to get a better feel if I can for actual fork sales versus attachment sales in the quarter and are you in fact still selling more forks than the underlying truck demand would indicate would be the right level of demand?

R. Warren

That was primarily a phenomenon, it looked like we had in the first quarter in North America, Arnie, and that is not holding. That was only an adjustment from what probably was a pull-back from whatever inventory they had in the system in the fourth quarter. That seems to have leveled out with their truck shipment.

A. Ursaner	And then attachment sales versus commodity type fork products, can you expand on that please?

R. Warren	I would say they seem to be matching pretty well. I don’t see any big divergence from their traditional split.

A. Ursaner	Thank you.

R. Warren	Thank you, Arnie.

Operator	Thank you. Mr. Warren, I’m showing that there are no further questions at this time. Please continue.

R. Warren	Again, thanks so much for your time and participating today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator

Ladies and gentlemen, this concludes the Cascade Corporation Second Quarter Earnings conference call. If you would like to listen to a replay of today’s conference, you may call 1-800-405-2236 and enter the access number of 11117819. International callers, please dial 303-590-3000. Thank you for participating. You may now disconnect.